Exhibit 99-B.8.49
SERVICE AGREEMENT
WITH
INVESTMENT ADVISER

     AGREEMENT, effective as of February 2, 1998, between Aeltus Investment Management, Inc. (the "Adviser"), a Connecticut Corporation, and Aetna Life Insurance and Annuity Company (the "Company"), a Connecticut corporation, for the provision of described administrative services by the Company in connection with the sale of Class I shares of Aetna Series Fund, Inc. (the "Fund") as described in the Fund Participation Agreement dated January 30, 1998, between the Company, the Fund and the Adviser (the "Fund Participation Agreement").

In consideration of their mutual promises, the Adviser and the Company agree as follows:
1.	The Company agrees to provide the following services to the Adviser:
a.

responding to inquiries from owners of, or participants in, the Company variable annuity contracts using the Fund as an investment vehicle ("Contractholders") regarding the services performed by the Company that relate to the Fund;

	b.	providing information to Adviser and Contractholders with respect to Fund shares attributable to Contractholder accounts;
	c.	communicating directly with Contractholders concerning the Fund's operations;
	d.	providing such other similar services as Adviser may reasonably request pursuant to Adviser's agreement with the Fund to the extent permitted under applicable federal and state requirements.
2.	(a)

Administrative services to Contractholders and participants shall be the responsibility of the Company and shall not be the responsibility of the Fund or the Adviser. The Adviser recognizes the Company as the sole shareholder of Fund shares issued under the Fund Participation Agreement, and that substantial savings will be derived in administrative expenses, such as significant reductions in shareholder services, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders. In consideration of the savings resulting from such arrangement, and to compensate the Company for its costs, the Adviser agrees to pay to the Company and the Company agrees to accept as full compensation for all services rendered hereunder amounts indicated on the attached Schedule A, with respect to all Class I shares sold through ALIAC.

(b)

The parties agree that the Adviser's payments to the Company are for administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

3.

The Company agrees to indemnify and hold harmless the Adviser and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Company under this Agreement or a breach of a material provision of this Agreement, except to the extent such loss, liability or expense is the result of the Adviser's misfeasance, bad faith or gross negligence in the performance of its duties.

4.

The Adviser agrees to indemnify and hold harmless the Company and its directors, officers, and employees from any and all loss, liability and expense resulting from any gross negligence or willful wrongful act of the Adviser under this Agreement or a breach of a material provision under this Agreement, except to the extent such loss, liability or expense is the result of the Company's own willful misfeasance, bad faith or gross negligence in the performance of its duties.

5.

Either party may terminate this Agreement, without penalty, (i) on sixty (60) days written notice to the other party, for any cause or without cause, or (ii) on reasonable notice to the other party, if it is not permissible to continue the arrangement described herein under laws, rules or regulations applicable to either party or the Fund, or if the Participation Agreement is terminated.

6.	The terms of this arrangement will be held confidential by each party except to the extent that either party or its counsel may deem it necessary to disclose this arrangement.
7.

This Agreement represents the entire Agreement of the parties on the subject matter hereof and it cannot be amended or modified except in writing, signed by the parties. This Agreement may be executed in one or more separate counterparts, all of which, when taken together, shall constitute one and the same Agreement.

8.

All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier or registered or certified mail, postage prepaid, return receipt requested, or recognized overnight courier service to the party to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to the other party.

To the Company:
Aetna Life Insurance and Annuity Company 151 Farmington Avenue Hartford, Connecticut 06156 Attention: Shaun P. Mathews

To the Adviser:
Aeltus Investment Management, Inc. 242 Trumbull Street Hartford, Connecticut 06103-1205 Attention: Daniel F. Wilcox
Any notice, demand or other communication given in a manner prescribed in this Section 8 shall be deemed to have been delivered on receipt.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their authorized officers as of the day and year first above written.

AELTUS INVESTMENT MANAGEMENT, INC.
By:	/s/ J. Scott Fox

Managing Director, Chief Operating Officer

OPPENHEIMERFUNDS, INC.
AETNA LIFE INSURANCE AND ANNUITY COMPANY
By:	/s/ Deborah Koltenuk

Vice President and Treasurer, Corporate Controller
Amendment
to
Service Agreement with Investment Adviser

WITNESSETH:

WHEREAS, in consideration of the agreement, effective as of February 2, 1998, between Aeltus Investment Management, Inc. (the "Adviser") and Aetna Life Insurance and Annuity Company (the "Company"), for the provision of administrative services by the Company in connection with the sale of Class I shares of Aetna Series Fund, Inc. (the "Fund") sold through variable annuity contracts issued by the Company, as described in the Fund Participation Agreement dated January 30, 1998, between the Company, the Fund and the Adviser (the "Fund Participation Agreement"), the Adviser and the Company desire to amend Paragraph 2.(a) to include Class A shares;

NOW THEREFORE, the Adviser and the Company hereby amend paragraph 2.(a) to include Class A shares sold through variable annuity contracts issued by ALIAC, effective May 1, 1998.

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed by their authorized officers as of the 1st day of July, 1998.

AELTUS INVESTMENT MANAGEMENT, INC.

By:	/s/ J. Scott Fox
J. Scott Fox
Managing Director, Chief Operating Officer

AETNA LIFE INSURANCE AND ANNUITY COMPANY

By:	/s/ Deborah Koltenuk
Vice President and Treasurer, Corporate Controller
AMENDMENT TO SERVICE AGREEMENT

     THIS AMENDMENT TO THE SERVICE AGREEMENT (the "Amendment") is made and entered into as of the 29th day of September, 2000 by and between AELTUS INVESTMENT MANAGEMENT, INC. ("Adviser") and AETNA LIFE INSURANCE AND ANNUITY COMPANY ("Company").

WITNESSETH

     WHEREAS, Adviser and Company have entered into a Service Agreement dated as of February 2, 1998, as amended on July 1, 1998 (the "Agreement").

     WHEREAS, Adviser and Company now desire to amend and restate Schedule A to the Agreement.

      NOW THEREFORE, in consideration of the mutual covenants and promises contained in the Agreement, Adviser and Company hereby agree:

1.

to amend and restate Schedule A to the Agreement to (i) include Aetna Technology Fund and Aetna Money Market Fund; and (ii) remove, effective August 25, 2000, Aetna High Yield Fund, Aetna Index Plus Bond Fund, Aetna Mid Cap Fund and Aetna Real Estate Securities Fund which funds were liquidated on August 25, 2000; and

2.	that the Agreement, as modified by this Amendment, is ratified and confirmed.
N WITNESS WHEREOF, the parties to the Agreement have caused this Amendment to be executed by their authorized officers as of the date first above written.

AELTUS INVESTMENT MANAGEMENT, INC.

By:	/s/ J. Scott Fox

Name:	J. Scott Fox

Title:	Managing Director, COO

AETNA LIFE INSURANCE AND ANNUITY COMPANY
By:	/s/ Laurie M. Tillinghast

Name:	Laurie M. Tillinghast

Title:	Vice President